EXHIBIT 99.1

PRESS RELEASE

ESCALADE REPORTS PROFIT FOR FOURTH QUARTER AND FULL YEAR 2009

Evansville, IN (March 4, 2010) Escalade, Incorporated (NASDAQ: ESCA) announced that net income for the year ended December 26, 2009 increased to $1.7 million or $0.13 per share compared to a net loss of $7.5 million or $0.59 loss per share for the same period last year. Net income for the year includes a one-time benefit from the sale of equity investments which resulted in a gain of $432 thousand. The gain is a partial recovery of an asset impairment recorded in the prior year. Without this one-time benefit, net income for the year would be $1.2 million or $0.10 per share. Net revenue for the fourth quarter and fiscal year ended December 26, 2009 declined 11.8% and 21.9%, respectively, compared to same periods last year; however, the Company has improved gross margins year to date to 29.1%, compared with 24.6% for the prior year. In addition, the Company has reduced selling, administrative and general expenses by 26.1%, mainly due to facility consolidation in the Sporting Goods segment and Company-wide cost cutting measures implemented over the past year, which resulted in improved Company profitability.

The Company’s operating income for the fourth quarter and fiscal year ended December 26, 2009 was $0.6 million and $2.0 million, respectively, compared to operating losses of $6.4 million and $8.1 million for the same periods last year.

Sporting Goods net revenues for the quarter and year ended December 26, 2009 were down 11.3% and 21.7%, respectively, compared with same periods last year. The declines are reflective of the general slowdown in the economy and tightening of credit availability which has slowed customer spending.

Office Products experienced a similar decline in net revenue for the quarter and year ended December 26, 2009 showing a decline of 13.0% and 22.6%, respectively, compared with same periods last year. For the year, net revenue declined 21.8% in the United States and 23.4% in Europe. Excluding the effect of changes in foreign currency rates, year to date net revenue for the Office Products group declined 19.5% compared with prior year.

The Company anticipates net revenue to remain relatively stable for 2010 with slight improvement to operating income resulting from increased efforts to reduce costs and expand product offerings.

“We are committed to build on our progress achieved in 2009 as we go forward,” said Robert J. Keller, President and Chief Executive Officer of Escalade, Inc. “Not only are we dedicated to improving our operations through cost savings initiatives, but we also are focused on developing and introducing a steady stream of new products in each of our categories. For example, our all-new line of bows from Bear Archery, including the top-of-the-line ‘Attack’ model, have achieved strong marketplace acceptance and demonstrates our ability to deliver cutting-edge technology and consumer value.”

Escalade is a leading manufacturer and marketer of sporting goods and office/graphic arts products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Deborah J. Meinert, Vice President and CFO at 812/467-4449.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, Escalade’s ability to successfully integrate the operations of acquired assets and businesses, new product development, the continuation and development of key customer and supplier relationships, Escalade’s ability to control costs, general economic conditions, fluctuation in operating results, changes in the securities market, Escalade’s ability to obtain financing and to maintain compliance with the terms of such financing, and other risks detailed from time to time in Escalade’s filings with the Securities and Exchange Commission. Escalade’s future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.

ESCALADE, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited, In Thousands Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	26 December 2009	27 December 2008	26 December 2009	27 December 2008

NET SALES	$29,042	$32,927	$115,999	$148,686

OPERATING EXPENSES
Cost of goods sold	22,017	26,544	82,250	112,138
Selling and administrative	6,142	9,743	29,484	39,883
Long-lived asset impairment	—	2,623	—	2,623
Amortization	241	375	2,265	2,163

OPERATING INCOME (LOSS)	642	(6,358)	2,000	(8,121)

OTHER INCOME (EXPENSE)
Interest expense	(135)	(325)	(1,665)	(2,025)
Other income (expense)	1,073	(180)	2,270	(34)

INCOME (LOSS) BEFORE INCOME TAXES (BENEFIT)	1,580	(6,863)	2,605	(10,180)

PROVISION (BENEFIT)FOR INCOME TAXES	468	(2,284)	948	(2,684)

NET INCOME (LOSS)	$1,112	$(4,579)	$1,657	$(7,496)

PER SHARE DATA
Basic earnings (loss) per share	$0.09	$(0.35)	$0.13	$(0.59)
Diluted earnings (loss) per share	$0.08	$(0.35)	$0.13	$(0.59)
Average shares outstanding	12,654	12,616	12,632	12,637

CONSOLIDATED CONDENSED BALANCE SHEET
(Unaudited, In Thousands)

	26 December 2009	27 December 2008
ASSETS
Current assets	$52,936	$72,576
Property, Plant & Equipment – net	21,493	20,209
Other assets	26,594	29,105
Goodwill	26,215	25,811
Total	$127,238	$147,701

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$43,248	$67,734
Other liabilities	1,226	1,177
Stockholders’ equity	82,764	78,790
Total	$127,238	$147,701